Exhibit 99.1
F.N.B. Corporation Announces Two-Year Transition Plan for
Chief Executive Officer
Board Establishes Search Committee
Hermitage, PA – June 30, 2006 – F.N.B. Corporation (NYSE: FNB) has announced that Stephen J. Gurgovits, President and Chief Executive Officer, will transition from full time management responsibilities to a part-time consulting position, effective December 31, 2008.
After the transition, Gurgovits will continue as a member of the Board of Directors of F.N.B. Corporation and Chairman of the Board of Directors of First National Bank of Pennsylvania, the largest subsidiary of F.N.B. Corporation. In addition, he will continue with F.N.B. Corporation as a part time consultant for a period of five years.
F.N.B. Corporation also announced the creation of a Succession Committee of the Board of Directors to begin the process of selecting a replacement Chief Executive Officer. Applicants from both inside and outside the Corporation will be interviewed. An executive recruiting firm will be retained to assist the Board.
“It is important to the future success of F.N.B. Corporation that we conduct a thorough search for the next Chief Executive Officer,” commented Gurgovits. “By announcing our transition plans now, the Board has adequate time to identify the best person and to facilitate a seamless transition.”
Gurgovits, 63, has been with First National Bank and F.N.B. Corporation since 1961. He formerly served as President and Chief Executive Officer of First National Bank for 16 years before being named President and Chief Executive Officer of F.N.B. Corporation, January 1, 2004.
About F.N.B. Corporation:
F.N.B. Corporation, headquartered in Hermitage, PA has total assets of $5.8 billion since its merger with Harrisburg-based Legacy Bank in May. F.N.B. is a leading provider of banking, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, First National Capital Corporation, LLC, Legacy Bank, Legacy Trust Company and Regency Finance Company. It also operates consumer finance offices in Tennessee and loan production offices in Florida.
Mergent Inc., a leading provider of business and financial information on publicly traded companies, has recognized F.N.B. as a Dividend Achiever. This annual recognition is based on the Corporation’s outstanding record of increased dividend performance. The Corporation has consistently increased dividend payments for 33 consecutive years.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol FNB. Investor information can be obtained on F.N.B.’s website at http://www.fnbcorporation.com.
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Media Contact: Kathryn Lima
724-981-4318
724-301-6984 (cell)